Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” and “Financial Statements and Experts”, and to the use of our reports dated February 8, 2006 with respect to Dreyfus Premier New Jersey Municipal Bond Fund, Inc. and May 9, 2006 with respect to Dreyfus New Jersey Intermediate Municipal Bond Fund., which are incorporated by reference in this Registration Statement on Form N-14 of Dreyfus Premier New Jersey Municipal Bond Fund, Inc.

ERNST & YOUNG LLP

New York, New York
November 21, 2006